Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Glowpoint, Inc. on Form S-3 to be filed on or about December 28, 2012 of our report dated March 8, 2012, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, which report was included in the Annual Report on Form 10-K filed March 8, 2012.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Edison, NJ
December 28, 2012